Exhibit 99.1

Contact:	Jim Gustafson
DaVita Inc.
310-536-2585

DaVita Inc. Announces Offering of $1.45 Billion Senior Notes

DENVER, October 1, 2010 (BUSINESS WIRE) – DaVita Inc. (NYSE: DVA) (“DaVita” or the “Company”) announced today that it intends to offer, subject to market and other conditions, $1.45 billion principal amount of senior notes (the “Senior Notes”).

DaVita intends to use all of the net proceeds from the offering, together with a portion of the proceeds from initial borrowings under new senior secured credit facilities, to purchase or redeem its outstanding 6 5/8% Senior Notes due 2013 and 7 1/4% Senior Subordinated Notes due 2015 (the “Outstanding Notes”) and to pay related transaction fees and expenses. Concurrently with this offering, DaVita has commenced cash tender offers to purchase the Outstanding Notes. The offering is not conditioned upon the consummation of the tender offers for the Outstanding Notes. The closing of the offering is conditioned on, among other things, the closing of the new senior secured credit facilities.

The Senior Notes are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission. Banc of America Securities LLC, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. Credit Agricole Securities (USA) Inc., RBC Capital Markets Corporation, Scotia Capital (USA) Inc. and SunTrust Robinson Humphrey, Inc. are acting as co-managers for the offering.

The offering of Senior Notes is being made only by means of the prospectus supplement and accompanying prospectus. You may obtain copies of the prospectus supplement and accompanying prospectus from Banc of America Securities LLC, 4 World Financial Center, New York, NY 10080, Attn: Syndicate Operations, email dg.Prospectus_Requests@baml.com or by calling toll-free 1-800-294-1322, J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717 or by calling toll-free 1-866-803-9204, Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010 or by calling toll-free 1-800-221-1037, Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Syndicate Registration, email barclaysprospectus@broadridge.com or by calling toll-free 1-888-603-5847, Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attn: Registration, email prospectus-ny@ny.email.gs.com or by calling toll-free 1-866-471-2526 and Wells Fargo Securities, LLC, One Wachovia Center, 301 South College Street, Charlotte, NC 28288, Attn: MAC D100-060 or email cmclientsupport@wellsfargo.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of June 30, 2010, DaVita operated or provided administrative services at 1,582 outpatient dialysis facilities, serving approximately 122,000 patients.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the federal securities laws, including statements related to the offering, a proposed new senior secured credit facility and the anticipated uses of proceeds of the offering. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, competition, accounting estimates, the variability of our cash flows and the risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009, our quarterly reports on Form 10-Q for the first quarter ended March 31, 2010 and the second quarter ended June 30, 2010 and subsequent quarterly reports filed on Form 10-Q. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to: the concentration of profits generated from commercial payor plans; continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients; a reduction in the number of patients under higher-paying commercial plans; a reduction in government payment rates or changes to the structure of payments under the Medicare End Stage Renal Disease program or other government-based programs, including, for example, the implementation of a bundled payment rate system beginning January 2011 which will lower reimbursement for services we provide to Medicare patients, and the impact of health care reform legislation that was enacted in the United States in March 2010; changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing; our ability to maintain contracts with physician medical directors; legal compliance risks, including our continued compliance with complex government regulations; the resolution of ongoing investigations by various federal and state governmental agencies; continued increased competition from large and medium-sized dialysis providers that compete directly with us; and our ability to complete, integrate and successfully operate any businesses we may acquire.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.